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                                                                EXHIBIT 4(F)(65)

                 AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT



     AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of January 21, 2005, among CAC WAREHOUSE FUNDING CORPORATION II, as borrower (the "Borrower"), CREDIT ACCEPTANCE CORPORATION, as Originator (the "Originator"), WACHOVIA CAPITAL MARKETS, LLC, as deal agent (the "Deal Agent") and collateral agent (the "Collateral Agent"), WACHOVIA BANK, NATIONAL ASSOCIATION, as liquidity agent for the VFCC Purchaser Group (the "Liquidity Agent") and as the sole Investor (the "Investor") and VARIABLE FUNDING CAPITAL CORPORATION, as a lender (and together with the Liquidity Agent, the "Lenders").

     Capitalized terms used and not defined in this Amendment shall have the meanings given such terms in the Loan and Security Agreement, dated as of September 30, 2003 (as amended, the "Loan Agreement"), among the Borrower, the Originator, the Investors, the Lenders, the Deal Agent, the Backup Servicer and the Collateral Agent.



                             PRELIMINARY STATEMENTS

     WHEREAS, each of the signatories hereto is party to the Loan Agreement; and

     WHEREAS, each of the signatories hereto wishes to amend the Loan Agreement as hereinafter provided;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Loan Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, and intending to be legally bound hereby, the signatories hereto agree as follows:

     SECTION 1. Amendment.

          (a) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Amortization Event" in its entirety and replacing it with the following:

          "Amortization Event: The occurrence of any of the following events:
          (i) the Payment Rate averaged for any three (3) consecutive Collection Periods is less than 6.0%; (ii) the Net Yield Percentage is less than 7.5%; (iii) the Weighted Average Performing Advance Rate exceeds 45.0%; (iv) a Reserve Advance is made, except if on the date of such Reserve Advance, the Capital is zero; or (v) Collections are less than 75.0% of Forecasted Collections for any two (2) consecutive Collection Periods.".

          (b) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Net Advance Rate" in its entirety and replacing it with the following:

          "Net Advance Rate: 75%.".

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          (c) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Weighted Average Total Advance Rate.".

          (d) Section 10.1 of the Loan Agreement is hereby amended by deleting clause (b) thereof in its entirety and replacing it with "[Reserved];".

          (e) Section 10.1(e) of the Loan Agreement is hereby amended by replacing "10.0%" with "6.5%".

     SECTION 2. Conditions to Effectiveness. This Amendment shall become effective on and as of the date hereof, upon the receipt by the Deal Agent of an executed counterpart of this Amendment from each party hereto.


     SECTION 3. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 4. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     SECTION 5. Agreement to Remain in Full Force and Effect. Except as amended hereby, the Loan Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects. All references in the Loan Agreement to "herein," or words of like import, and all references to the Loan Agreement in any agreement or document shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

     SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

     SECTION 8. Representations and Warranties. The Borrower hereby certifies that (i) the representations and warranties made by it in Section 4.1 of the Loan Agreement are true and correct as of the date hereof, as though made on and as of the date hereof and (ii) as of the date hereof, there is no Termination Event or Servicer Termination Event or event which, with the passage of time of the giving of notice, could result in a Termination Event or a Servicer Termination Event.

     SECTION 9. Waiver of Notice. Each of the parties hereto hereby waives any notice in connection with the execution and delivery of this Amendment.

                            [SIGNATURE PAGE FOLLOWS]


                                        2
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

                                  CAC WAREHOUSE FUNDING
                                  CORPORATION II, as Borrower


                                  By:   /s/ Douglas W. Busk
                                     ---------------------
                                     Name:  Douglas W. Busk
                                     Title:  Treasurer


                                  WACHOVIA CAPITAL MARKETS, LLC, as
                                  Deal Agent and Collateral Agent


                                  By:  /s/ Prakash Wadhwani
                                     ----------------------
                                     Name: Prakash Wadhwani
                                     Title:


                                  WACHOVIA BANK, NATIONAL
                                  ASSOCIATION, as Liquidity Agent and the Sole
                                  Investor


                                  By:  /s/ Michael Swartz
                                    ---------------------
                                    Name: Michael Swartz
                                    Title: